Vigilant Distributors, LLC CODE OF ETHICS

February 2021

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Vigilant Distributors, LLC CODE OF ETHICS

Table of Contents

OVERVIEW	3
A. Scope of Business	3
II. SUPERVISORY PERSONNEL	3
A. Responsibilities of the Supervising Principal	3
B. Responsibilities of the President	4
C. Responsibilities of the Chief Compliance Officer	5
D. Responsibilities of the Financial and Operations Principal (“FinOp”)	6
III. REGISTRATION	6
A. Standards with Respect to Representatives	6
B. Requirements	9
C. Registration Process	10
D. Termination	12
IV. REPRESENTATIVE’S SCOPE OF ACTIVITIES, TRAINING AND EDUCATION	13
A. Scope of Representative Activities	13
B. Activities in Foreign Jurisdictions	16
C. Contact with Regulators and Others	16
D. Annual Compliance Meeting	18
E. Continuing Education Program	19
V. REPRESENTATIVE’S REGULATORY REQUIREMENTS	22
A. Suitability	22
B. Outside Business	26
C. Private Securities Transactions (“Selling Away”) Firm Policy	28
D. Personal Brokerage Accounts and Securities Investments	30
E. Insider Trading	32
F. Compensation Firm Policy	35
G. Complaints Firm Policy	43
H. Misdirected Mail Firm Policy	44

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Vigilant Distributors, LLC CODE OF ETHICS

I.	OVERVIEW

A.	Scope of Business

Vigilant Distributors, LLC (the “Firm” or “Vigilant”) currently focuses its business activities to Distributing Mutual Funds, ETFs, and Private Placements by contacting Registered Investment Advisers, Broker/Dealers, or their Agents. The Firm will also focus on marketing Mutual Funds and Private Placements to the retail public if suitable.

At this time, the Firm’s only office of supervisory jurisdiction is its Home Office located at 223 Wilmington Westchester Pike, Suite 216, Chadds Ford, PA 19317 (the “OSJ”). The President is the supervisory principal responsible for this office. All of the Firm’s Registered Persons and associated persons work out of or are supervised by registered principals located in the OSJ.

As the principal underwriter of investment companies or as placement agent for alternative investments, the Firm primarily facilitates dealer agreements, reviews fund advertising, acts as a paying agent for 12b-1 and other fund-related payments and performs other similar back office functions. The Firm may also hold the securities licenses of certain employees of a sponsor/investment adviser or third-party marketer engaged in marketing registered or privately placed products. These Registered Representatives (“Representatives”) may engage in the marketing of registered or privately placed products to financial intermediaries, investment advisers, accredited or qualified investors, and retail investors. Representatives do not open or maintain customer accounts, accept any customer funds for investment, or handle purchase, redemption or exchange requests. Representatives do not handle monies for investment nor are accounts established at the Firm. Investment monies are either wired or mailed directly to the issuer, if applicable, the adviser, or to a third-party agent of the issuer. Vigilant may also provide Representatives licensing and supervisory services for individuals engaged in certain investment banking activities. These individuals provide strategic advisory services and merger and acquisition advice. Similarly, Representatives do not open or maintain customer accounts, accept any funds for investment, or handle purchase, redemption or exchange requests.

II.	SUPERVISORY PERSONNEL

A.	Responsibilities of the Supervising Principal

Each Representative will be assigned to a Supervising Principal by the Firm. The Supervising Principal is a qualified principal (Series 26 or 24, as appropriate), located at an OSJ who is delegated authority by the Firm for the following duties including, but not limited to:

•	Training of Representatives;
•	Maintaining required books and records for the OSJ and supervised branches;
•	Maintaining current offering documents and sales materials;
•	Monitoring and supervising Representative activities in compliance with this Manual and applicable securities laws;
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•	Reviewing and supervising Representative written correspondence;
•	Reviewing and supervising Representative electronic correspondence;
•	Resolving and reporting problems as appropriate;
•	Maintaining the Manual in hardcopy or electronic form in an accessible location;
•	Ensuring that all Representatives are properly registered before conducting activities;
•	Ensuring that Representatives promote only approved securities products and services;
•	Notifying Vigilant promptly of a Representative’s termination (no later than 10 days from date of termination);
•	Notifying Vigilant promptly of a Representative’s change in responsibility no longer requiring registration (no later than 10 days from date of change in responsibility);
•	Ensuring Representative compliance with the following policies and procedures:
o	Written and electronic communications;
o	Private placements, if applicable;
o	Reporting private securities transactions, if applicable;
o	Reporting personal securities accounts, if applicable;
o	Reporting cash and non-cash compensation (e.g., gifts, entertainment, training and education);
o	Continuing education program;
o	Annual compliance meeting;
o	Reporting outside business activities;
o	Using only sales material that has been pre-approved by the Firm or a fund’s principal underwriter;
o	LinkedIn Accounts; and
o	Suitability (if applicable).
•	Reporting disciplinary issues concerning Representatives and if necessary, assuring imposition of appropriate disciplinary action after consultation with Vigilant’s Compliance Department and Vigilant’s President;
•	Reporting any events that need reporting under Rule 4530; and
•	Other tasks and responsibility deemed necessary and appropriate by the Firm.

Designated Principals are prohibited from (1) supervising their own activities and (2) reporting to, or having their compensation or continued registration determined by, a person or persons they are supervising.

B.	Responsibilities of the President

Overall supervisory responsibility is vested with the Firm’s President. The Firm’s President is responsible for the supervision of Vigilant’s personnel and activities, and for ensuring that all of the procedures described herein are implemented and executed.

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The Firm’s President is ultimately responsible for taking appropriate actions to sanction Representatives for violations of Vigilant policies or federal or state laws or regulations. These actions may include, but are not limited to: censures or letters of caution, fines, and suspension or termination of registration or employment. Vigilant’s CCO must be notified immediately of any circumstances that may merit disciplinary action, and determine whether regulatory reporting is applicable.

The Firm’s President may consult with Vigilant’s CCO in carrying out these responsibilities.

C.	Responsibilities of the Chief Compliance Officer

Vigilant’s CCO shall advise the Firm’s Representatives on compliance matters. Vigilant’s CCO reports to the President and Firms Owner. Vigilant’s CCO is responsible for:

•	Assessing, at least annually (on a calendar-year basis), the adequacy of Vigilant’s compliance policies and procedures as well as the resources devoted to compliance, and communicating this assessment to the Firm’s President;
•	Reviewing, at least annually (on a calendar-year basis), the businesses in which the Vigilant engages. The review shall be reasonably designed to assist the Firm in detecting and preventing violations of, and achieving compliance with, applicable securities laws and regulations, and with applicable FINRA rules.
•	Making regulatory filings through FINRA’s Gateway System, including acting as a Super Account Administrator and filing Form BD and any amendments;
•	Submitting electronic notification to FINRA pursuant to Rule 17a-4(f)(3), if applicable;
•	Overseeing the Firm’s continuing education program as well as the completion of the Continuing Education Training Needs Analysis and Written Training Plan;
•	Overseeing the Firm’s Annual Compliance Meetings;
•	Overseeing the examination of office locations;
•	Serving as Vigilant’s Anti-Money Laundering Compliance Officer;
•	Assessing any necessary action to remedy compliance problems that are brought to his or her attention;
•	Implementing and overseeing all the Firm’s compliance policies and procedures;
•	Overseeing the testing and verification of all procedures adopted by the Firm;
•	Overseeing the response to complaints as well as items escalated through the Firm’s Whistleblower Policy; and
•	Ensuring the Firm has policies and procedures regarding the review, approval and regulatory filing (if applicable) of all sales material.
•	Ensuring that all Representatives receive amendments to procedures, as appropriate;
•	Ensuring an annual compliance meeting is conducted for all Representatives;
•	Overseeing the Representative registration process including the review and
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approval of Representative forms;

•	Ensuring the examination of Representative locations;
•	Designating office locations on FINRA Form BR through WebCRD;
•	Ensuring the implementation of, and participation in, the Firm’s continuing education obligations;
•	Ensuring the ongoing registration of Vigilant in the various state jurisdictions and with FINRA;
•	Responding to questions from Representatives and Supervising Principals;
•	Investigating issues of non-compliance; and
•	Maintaining a record, preserved by the member for a period of not less than three years, the first two years in an easily accessible place, of the names of all persons who are designated as supervisory personnel and the dates for which such designation is or was effective.

Vigilant’s Compliance Department staff may assist Vigilant’s CCO in carrying out these responsibilities.

D.	Responsibilities of the Financial and Operations Principal (“FinOp”)

The designated FinOp of Vigilant is a registered principal (Series 27 or 28) and is responsible for oversight of all financial and accounting activities of the Firm, including compliance with SEC and FINRA financial responsibility rules. The FinOp and other appropriate Vigilant personnel will qualify for the Operations Principal (Series 99).

The FINOP will be responsible for notifying the required parties if the Net Capital falls below the 120% level. As a fully-disclosed introducing broker/dealer, the Firm is not allowed to receive or hold any customer funds or securities. Therefore, it is the Designated Principal’s obligation to make certain that the Firm does not receive or hold customer funds or securities.

The FINOP will maintain an ongoing calculation of the Firm’s net capital, report net capital as required, and report net capital deficiencies as required:

•	If the Firm falls into early warning (<120% of required minimum net capital or > 12 to 1 AI to NC ratio), the FINOP is required to notify, by telegraph or fax, the SEC in Washington, the SEC Regional Office and the FINRA office in Washington within 24 hours of occurrence.
•	If the Firm is found to have deficient net capital (< required minimum net capital amount or > 15 to 1 AI to NC ratio), the FINOP is required to notify, by telegraph or fax, the SEC in Washington, the SEC Regional Office, and the FINRA in Washington on the same day and the Firm must cease doing business.

The FINOP will make the necessary and appropriate notification filing in compliance with Rule 17a-11 electronically through the FINRA CRD system.

III.	REGISTRATION

A.	Standards with Respect to Representatives
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Candidates for registration are (1) employees of the Firm or (2) employees of a Vigilant client. Each designated Supervising Principal is responsible for identifying persons whose functions require registration in advance of permitting such activity in any manner. Individuals with questions regarding permitted duties and responsibilities of registered or unregistered persons should contact his or her Supervising Principal or Vigilant’s Compliance Department.

The Supervising Principal will provide the Firm with the completed and signed Pre- Registration Questionnaire. The Pre-Registration Questionnaire and accompanying forms are used to document notification and consent to review the candidate’s background, regulatory and reasonably available public records as well as identify the activities engaged in by the prospective Representative. Using FINRA’s WebCRD system or another resource, Vigilant’s Compliance Department will conduct a background search of candidates to assess the candidate’s registration and continuing education program history and status. In addition, the Firm shall seek to verify the accuracy and completeness of the information contained in the prospective Representative’s Form U4 by performing a search of reasonably available public records via a third-party service provider. The background check review will be completed before the filing of the Form U4 unless circumstances are such that it cannot be done in advance, in which case such background checks will be completed within 30 days of filing Form U4. Any issues that arise from a public records search may require (i) further investigation; and/or (ii) an update to Form U4 if applicable. Any reports generated from the public records search are confidential and will only be made available to Vigilant’s Compliance Department, the President and, if requested, to the Representative. The Firm reserves the right to suspend or terminate the registration process for any reason, noting that some events will automatically prevent Vigilant from registering an individual. The Firm may periodically conduct a background check review of Representatives who are currently registered with the Firm.

Disclosure Questions

Section 14 of Form U4 identifies disclosure questions for a potential Representative to complete. Generally, an item that would trigger Section 14 disclosure includes but is not limited to:

•	Certain arrests, charges, convictions and pleas;
•	Certain complaints;
•	Certain civil, judicial and regulatory actions, and
•	The imposition or discharge of a bankruptcy, compromises with creditors, unsatisfied judgments or liens. The obligation to amend a Form U4 arises on the date a registered person receives notice or learns that he or she is subject to an unsatisfied judgment or lien, and an amended Form U4 should be filed no later than 30 calendar days from that date, regardless of whether the Representative satisfies the judgment or lien in the interim period prior to the 30-day deadline for filing a Form U4 amendment.

If a prospective Representative answers “yes” to any of the disclosure questions in Section 14 of FINRA’s Form U4, Vigilant’s Compliance Department (i) will further investigate,

(ii) document findings, and (iii) escalate to the President of the Firm as appropriate. Disclosures may likely need to be accompanied by official documentation from a court or regulator, and a Representative should be prepared to promptly provide this information to the Supervising Principal and FIRM’s Compliance Department upon request.

The Firm’s President may consult with Vigilant’s Compliance Department to determine

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whether, in light of the facts presented, association with Vigilant is appropriate. The Firm may take a similar tact if the background investigation reveals prior terminations for cause, prior statutory disqualification or any other matter deemed unacceptable. The Firm reserves the right to suspend or terminate the registration process for any reason, noting that some occurrences will automatically prevent the Firm from applying for a FINRA registration.

To the extent a Representative is not clear whether an event is reportable on the Form U4, please immediately discuss with the Supervising Principal and Vigilant’s Compliance Department. Keep in mind that changes reported to FINRA after 30 days of the event could result in the imposition of a fine from FINRA.

Disciplined Firms

The Firm will track whether any Representative was previously at a disciplined firm, as defined by FINRA.

Heightened Supervision

In certain cases, candidates with notable backgrounds may proceed through the registration process and become Representatives of the Firm, but may require a written plan of supervision. The Firm does not encourage the hiring or registration of individuals who require heightened supervision. All plans of supervision must be approved by Vigilant’s Compliance Department and include a written acknowledgement and active participation of the Supervising Principal and the Firm’s President; plans of supervision may or may not be provided to or known to the Representative.

Form U4 Omissions and/or Misrepresentations

Each Representative is responsible for providing complete and accurate Form U4 information and for keeping this information current at all times. Supervising Principals or client contacts should impress upon prospective Representatives the need to fully disclose all required information on the Form U4. If an applicant for registration does not disclose a material event(s) requiring disclosure on his or her Form U4 and this event is discovered by Vigilant during its background investigation, Vigilant’s Compliance Department will notify the Firm’s President and Supervising Principal immediately and may cease the registration process.

If a Representative does not disclose an event(s) requiring disclosure on his or her Form U4 and this event is discovered by Vigilant after registration with Vigilant becomes effective, Vigilant’s CCO or delegate from Vigilant’s Compliance Department will escalate the matter to the Firm’s President and Supervising Principal immediately. The Firm’s President will determine action, if appropriate. Some actions may require notification to FINRA and further investigation may become necessary. Appropriate follow up action may also be recommended to the Supervising Principal and the Firm’s President as warranted by the results of the investigation.

Moreover, the failure to complete the FINRA Form U4 accurately, truthfully and timely is a violation of FINRA rules and, regardless of Vigilant’s investigation, FINRA may preclude the prospective Representative from becoming registered with Vigilant or any other FINRA member firm.

Reporting Requirements (Rule 4530)

If a Representative is involved in an event that is required to be disclosed as a reportable event pursuant to FINRA Rule 4530, the Representative or appropriate Supervising Principal must

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contact Vigilant’s Compliance Department promptly. Events required to be reported include, but are not limited to, violation of securities laws, subject of a written complaint, defendant or respondent in any proceeding brought by a regulator, denied registration or expelled by any regulatory body or self-regulatory organization, any felony involvement regarding the purchase or sale of a security, defendant or respondent in any securities litigation or arbitration or subject of any claims for damages, or subject to statutory disqualification. Depending on the nature of the offense, the cooperation of the Representative involved and other facts and circumstances, the situation may result in the Representative being suspended, subject to additional supervision, or terminated. Instances where the Representative directly notifies Vigilant’s Compliance Department will be brought to the attention of the Representative’s Supervising Principal.

In the event the Firm or one of its Representatives is subject to a Rule 4530 filing, Vigilant’s CCO or a member of senior management shall be responsible for filing the notification with FINRA.

B.	Requirements

The appropriate Supervising Principal is responsible for ensuring that every Representative under his or her supervision is properly registered. The Supervising Principal shall receive confirmation from Vigilant’s Compliance Department concerning a Representative’s registration status prior to permitting the Representative to act in a registered capacity.

All forms provided in the initial registration packet shall be completed by the Representative prior to his or her registration with Vigilant. The Chief Compliance Officer or his designee shall review all internal forms.

FINRA Registration

Each Representative shall maintain the Series 6, 7, 22, 79, 82 or other approved registration appropriate to his or her approved securities activities and shall be registered with Vigilant. Representatives must have a Series 79 to engage in investment banking activities.

Representatives must have a Series 6 and 63 or 66 to market open-end registered investment companies and a Series 7 and 63 or 66 to market both open-end, closed-end registered investment company products, as well as exchange-traded products. Representatives must maintain the Series 7 (or other approved registration) and 63 or 66 as it relates to the marketing of certain privately placed funds or as it relates to the marketing of specific investment products in an initial offering. Representatives are permitted to maintain the Series 66 solely for Series 63 purposes. Any registration carried by the Firm is at the discretion of Vigilant, taking into consideration the activities approved by FINRA for that broker-dealer.

At a minimum, each Supervising Principal shall maintain the registrations noted above for Representatives as well as the appropriate principal qualification, for example the Series 24 or 26. If a Representative is assigned a supervisory position requiring principal registration but does not have the requisite qualification, he or she will be given 90 days to pass the necessary examination. In the event that the individual does not or cannot pass the required qualification examination, alternative supervisory arrangements will be made to ensure reasonable and adequate supervision in accordance with the Firm’s established organizational structure.

Cheating, attempting to cheat, or assisting others to cheat on qualification examinations or education programs is expressly prohibited and is grounds for immediate termination of registration.

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Parked Registrations

FINRA rules prohibit a member firm from maintaining registrations for representatives who are no longer active or who are not acting in a capacity requiring registration. The Firm will not sponsor such registrations.

State Registrations

In order to participate in the marketing of approved securities in states, each Representative must pass the Series 63 Uniform Securities Agent State Law examination. Representatives may sit for or transfer to Vigilant the Series 66 Uniform Combined State Law examination, which is a combination of the Series 63 and Series 65 Uniform Investment Advisor Law examination. Representatives are permitted to maintain the Series 66 solely for Series 63 purposes.

The appropriate Supervising Principal must ensure that each Representative maintains the Series 63 or 66, if required, and is registered in those states (i) in which the Representative conducts securities marketing activities, (ii) where the Representative’s office is located, and (iii) where the Representative resides, if different from the office location. Supervising Principals should be registered in all states where assigned representatives are registered.

Failure to become properly registered in a state prior to engaging in securities business can result in state securities regulators severely disciplining Vigilant, the Supervising Principal, and the Representative. Vigilant prohibits the marketing of approved securities by any person who is not properly registered by FINRA and by the state(s) in which the person conducts securities related business.

At least annually, Vigilant’s Compliance Department will provide a list to the Supervising Principal reflecting the registrations and the states where his or her Representatives are registered. However, it is the responsibility of the Supervising Principal to ensure that each Representative has the proper FINRA and state registrations.

Several states require the Firm to appoint one or more Representatives to serve as a designated principal to carry out the supervisory responsibilities in that jurisdiction. Certain Supervising Principals may be so identified to the state in order to satisfy this requirement.

Effectiveness of Registration

FINRA and state registrations are not necessarily effective the day one takes his or her examination or the day one submits his or her paperwork for processing. FINRA will alert Vigilant’s Compliance Department via Web CRD when the registration approval date commences. Representatives should contact Vigilant’s Compliance Department to the extent he or she has questions regarding an initial, additional or transfer of registration. Vigilant’s Compliance Department will notify the Representative and Supervising Principal when FINRA and state registrations become effective.

C.	Registration Process

Form U4

Representatives must complete a Form U4 which instruction for completion is provided in

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the initial registration packet. Supervising Principals or Representatives will review, execute and forward all filings of initial FINRA Forms U4 and fingerprints, electronic or paper, as well as additional paperwork included in the registration packet to Vigilant’s Compliance Department for processing. Vigilant’s Compliance Department will file the Form U4 with FINRA. No Representative or potential Representative is to communicate directly with FINRA with regard to registration.

Fingerprints

All fingerprints are forwarded to and processed through the Federal Bureau of Investigation by FINRA on or about the same time as the filing of Form U4. Vigilant’s CCO shall be made aware of Department of Justice reports based on fingerprint review. If a fingerprint report is generated by the Department of Justice, the Representative may be required to provide follow-up documentation to Vigilant’s Compliance Department regarding the reported event.

Based upon a review of the facts and circumstances of any reported event, the Supervising Principal or client contact, with input by Vigilant’s President, will determine what, if any, action is to be taken.

In order to screen for statutorily disqualified persons hired in clerical or ministerial positions, it is firm policy to require all associated persons to be fingerprinted and a non-registered fingerprint “NRF” form to be submitted to Web CRD.

Amendments

A Representative must notify his or her Supervising Principal or Vigilant’s Compliance Department directly of any material change in the information on the Form U4 so that an amendment may be filed on Web CRD, within 30 days of notification or knowledge of any such material change. To the extent a Representative directly notifies Vigilant’s Compliance Department of a FINRA Form U4 amendment, Vigilant’s Compliance Department will notify the Supervising Principal, as appropriate. Items that require amendment include, but are not limited to, change in name, physical home or office of employment address, outside business activity, and disclosure events denoted in Section 14 of FINRA Form U4. The Supervising Principal shall maintain a complete copy of the Form U4 in secure representative files at the OSJ location. .

Reporting Disclosure Events

If a Representative is involved in an event that is required to be disclosed as a reportable event on Section 14 of Form U4, the Representative or appropriate Supervising Principal must contact Vigilant’s Compliance Department immediately and arrange for the filling out and filing of the Disclosure Reporting Page (“DRP”) attachment to the Form U4. These events include but are not limited to regulatory and civil judicial actions, complaints, arbitrations and financial judgments, liens and bankruptcies or the imposition of certain internal disciplinary actions.

Depending on the nature of the event, the cooperation of the Representative involved and other facts and circumstances, the situation may result in the Representative being suspended, subject to additional supervision, or terminated. Instances where the Representative directly notifies Vigilant’s Compliance Department will be brought to the attention of the Representative’s Supervising Principal.

Transfers

If a Representative transfer to Vigilant directly from another broker-dealer (or at one time

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was previously employed at a broker-dealer), Vigilant’s Compliance Department shall obtain, if available, a copy of the applicant’s Form U5 Uniform Termination Notice for Securities Industry Registration via Web CRD. Representatives who transfer from another broker-dealer are not authorized to engage in any marketing activities in connection with any approved product until he or she has been notified and so authorized by Vigilant’s Compliance Department. The Firm will track whether any Representative was previously at a disciplined firm, as defined by FINRA.

Predispute Arbitration

FINRA Rule 2263 requires that a member firm provide its Representatives with a written statement regarding arbitration of disputes between the member firm and the Representative whenever the Representative is asked to manually sign a new or amended Form U4. The Firm’s policy requires that its Representatives sign the Form U4 Predispute Arbitration Clause when asked to manually sign a new Form U4.

D.	Termination

The Supervising Principal or the Representative should forward a written notice of termination to Vigilant’s Compliance Department indicating the name of the terminated Representative, date of termination, and the reason for termination. FINRA and certain states require prompt notification of all Representative terminations, and Supervising Principals must forward this notice to Vigilant’s Compliance Department promptly, but no later than ten (10) days from the date of actual termination. Notices filed with FINRA beyond thirty (30) days of a Representative’s termination may be subject to a fine by FINRA. The Firm will provide a copy of the Form U5 to the terminated individual and the Supervising Principal upon filing with FINRA. Only Vigilant’s Compliance Department personnel are authorized to file a Form U5 termination notice via Web CRD.

Involuntary Termination

When a Representative is terminated for any reason other than a voluntary resignation, the appropriate Supervising Principal or Person-In-Charge must immediately contact Vigilant’s Compliance Department to discuss the language that should be contained on the Form U5.

Vigilant’s Compliance Department shall then file the Form U5, including the agreed upon language, with FINRA.

Post-Termination Responsibilities

If the Supervising Principal or Person-In-Charge subsequently learns that information on the Representative’s Form U5 was materially inaccurate, incomplete, or indicated that certain matters were unresolved at the time of termination, the Supervising Principal or Person-In- Charge should coordinate with Vigilant’s Compliance Department to determine if and when an amendment to the Form U5 is necessary.

Any requests for information from another broker-dealer regarding any former Representative with respect to his or her Representative activities for Vigilant should be directed to Vigilant’s Compliance Department. No other personnel shall respond to such requests.

Dual Registration

No Representative may be registered with any other broker-dealer unless such other firm is an affiliated company in control of or under common control with Vigilant.

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IV.	REPRESENTATIVE’S SCOPE OF ACTIVITIES, TRAINING AND EDUCATION

A.	Scope of Representative Activities

Firm Policy

All Representatives must conduct themselves in an ethical manner, using good judgment and adhere, at all times, to the requirements set forth by this Manual.

Representatives whose activities include marketing securities are not permitted to market any securities other than approved products1. Representatives may engage in outside business activities or private securities transactions with prior written notification to and prior written authorization from Vigilant’s Compliance Department.

The Firm does not establish or hold investor accounts, or accept investor investments, as these functions are performed by a registered investment company’s transfer agent or directly by the issuer. The investors do not become customers of the Firm by virtue of their share ownership in an investment company or private placement. As such, Representatives are not permitted to perform certain activities as described in this section.

Representatives are primarily engaged in the marketing of investment companies and/or private placements to financial intermediaries, investment advisers and accredited investors that are primarily institutions. Representatives do not open or maintain customer accounts, accept any funds for investment, or handle purchase, redemption or exchange requests.

The Firm does not conduct a retail business and as such, does not conduct cold calling or engage in telemarketing and therefore does not maintain a Do Not Call list. Exceptions would require prior written approval from Vigilant’s Compliance Department.

Representatives and Supervising Principals will be asked to confirm compliance with the Firm’s policies and procedures through a periodic Representative and Supervising Principal Questionnaires. Supervising Principals have access to the completed Representative’s Questionnaire and are encouraged to review the Representative’s responses. The Firm’s Compliance Department reviews the Representative and Supervising Principal Questionnaires.

Registered Representative Responsibilities

Representatives, as permitted, may engage in the following activities:

•	Marketing of approved investment companies, private placements, commodity pools and/or pooled investment funds to financial intermediaries, investment advisers and accredited investors that are primarily institutions in accordance with the Firm’s

1 1 The Firm may conduct due diligence on the Issuer, its sponsor, and the product by obtaining a copy of the offering documents and any supplemental materials presented to a potential investor, Form ADV of the adviser, if applicable, and additional documentation as appropriate.

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policies and procedures;

•	Preparing Fund marketing materials (see Section IX);
•	Serving as a Supervising Principal of Representatives; and
•	Serving in a compliance or supervisory role.

Representatives are prohibited from the following activities:

•	Providing investment, financial planning, tax or legal advice;
•	Marketing in non-U.S. jurisdictions without prior approval from Vigilant (see VII(B) below);
•	Engaging in fraudulent activities such as forgery, non-disclosure, any misstatement of material fact or facts, manipulative practices, or deceptions;
•	Guaranteeing performance of a mutual fund or other securities;
•	Offering securities (whether registered or unregistered) which are not pre- approved by Vigilant (selling away);
•	Engaging in any securities activities prior to registration activation or at any time under suspension from association with Vigilant or any regulatory authority;
•	Compensating or arranging to compensate any firm or individual for promotion or sale of fund shares by directing transactions or remuneration from transactions; and
•	Conducting any cold calling or telemarketing.
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Supervisory Procedures

Responsibility	• Supervising Principal • Vigilant’s CCO or designee
Resources	• Communications • Outside Business Activity Forms
Frequency	• On a continuous basis
Action

•         Supervising Principal

o    Review correspondence (written or electronic).

o    Review Outside Business Activity Forms to identify instances where Representatives may be involved in prohibited activities.

o    Inform Vigilant’s CCO or designee immediately if indication that a Representative may be engaging in a prohibited activity.

o    Encouraged to review completed Representative Questionnaire.

•         Vigilant’s CCO or designee

o    Surveillance of correspondence (written or electronic).

o    Review Outside Business Activity Forms to identify instances where Representatives may be involved in prohibited activities.

o    Conduct office inspection.

o    Review Representative and Supervising Principal Questionnaire.

Record	• Office Inspection Report • Outside Business Activity Form • Periodic Representative and Supervising Principal Questionnaire
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B.	Activities in Foreign Jurisdictions

Firm Policy

Representatives are not permitted to offer any securities outside the United States unless prior written approval has been granted by the Firm’s Compliance Department. The Firm is not registered in any foreign jurisdiction.

Supervisory Procedures

Responsibility	• Supervising Principal • Vigilant’s CCO or designee
Resources	• Annual Compliance Meeting Material • Periodic Representative Questionnaire
Frequency	• As necessary
Action

•         Supervising Principal

o    Ensure that Representatives are adhering to marketing limitations in a specific foreign jurisdiction.

o    Monitor the Representative’s activities.

•         Vigilant’s CCO or designee

o    Conduct office inspection.

o    Conduct annual compliance meeting.

o    Review completion of Representative Questionnaire

Record	• Annual Compliance Meeting Material • Periodic Representative Questionnaire • Office Inspection Report

C.	Contact with Regulators and Others

Firm Policy

If the SEC, FINRA, state regulator, insurance department or other securities authority contacts a Representative about any investment-related matter, the Representative must immediately notify the Supervising Principal and Vigilant’s CCO or designee and should consult with Vigilant’s CCO or designee regarding a response to a regulatory inquiry. If a Representative receives, or is served with, a securities-related complaint, Wells letter, subpoena or other legal document, he or she must forward them immediately to Vigilant’s Compliance Department. Representatives should be aware that these events may require FINRA disclosure. Representatives may not contact the SEC, FINRA, any state securities department or other securities authority on behalf of Vigilant or, with respect to routine registration and marketing review matters, without the express prior consent of Vigilant’s CCO or designee.

If a regulator (SEC, FINRA, state, federal or foreign regulator or other regulatory authority) requests office records (in person or by another means) or schedules an on- site inspection, the Supervising Principal and Vigilant’s CCO or designee should be contacted immediately. The Firm is obligated to provide prompt responses to regulatory

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requests for information and, therefore, it is important to notify the Supervising Principal and Vigilant’s Chief Compliance Officer or designee immediately so that the record retrieval process can begin immediately or as soon as possible after receipt of the request.

All press inquiries concerning matters of any kind must be immediately referred, without comment, to the appropriate Supervising Principal.

Registered Representative Responsibilities

•	Notifying the Supervising Principal and Vigilant’s CCO or designee immediately (that same day) if contacted by the SEC, FINRA, state regulator, insurance department or other securities authority and consulting with Vigilant’s CCO or designee regarding a response to a regulatory inquiry;
•	Notifying the Supervising Principal and Vigilant’s CCO or designee immediately (that same day) if receive a notification by the SEC, FINRA or state or federal regulator or insurance department or other securities authority of a request for office records or an on-site inspection; and
•	Producing materials pertinent to any regulatory request upon request by Vigilant’s CCO or designee.

Representatives are prohibited from the following activities:

•	Contacting the SEC, FINRA, any state or federal regulator or insurance department or other securities authority on behalf of Vigilant or, with respect to routine registration and marketing review matters, without express prior consent from Vigilant’s CCO or designee; and
•	Destroying any materials pertinent to any regulatory request.

Supervisory Procedures

Responsibility	• Supervising Principal • Vigilant’s CCO or designee
Resources	• Written or verbal request from regulator • Correspondence
Frequency	• As necessary
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Action

•         Supervising Principal

o    Escalate any regulatory request to Vigilant’s CCO or designee immediately.

o    Question employee regarding contact with a regulator referenced in e-mail or other indicators of regulator contact.

o    Ensure documents are maintained and not destroyed.

o    Produce documents upon request from Vigilant’s CCO.

•         Vigilant’s CCO or Designee

o    Review information presented by the Supervising Principal.

o    Interview Representative and Supervising Principal.

o    Produce material requested.

o    Maintain Regulatory Inquiry File.

o    Conduct office inspection.

Record	• Regulatory Inquiry File • Office Inspection Report

D.	Annual Compliance Meeting

Firm Policy

FINRA Conduct Rules requires the Firm to conduct a meeting, at least annually, at which compliance matters relevant to the activities of its Representatives are discussed. The purpose of this meeting is to provide Representatives the opportunity to discuss compliance related issues. The meetings will be conducted by a principal of Vigilant and an agenda will be prepared for the meeting. It is mandatory that all Representatives attend an annual compliance meeting. Representatives should make every effort to attend the meetings in person; however, it is permissible to participate in the meeting by telephone, video conference, interactive classroom setting or other electronic means.

Electronic meetings must have the means to track that the Representative has attended the entire meeting (e.g., roll-call at the beginning and end of the meeting) and must be interactive, which means hearing a live presentation and being able to engage in dialogue with the presenter and with other representatives who may be participating in the meeting.

The failure of a Representative to attend an annual meeting is a violation of FINRA Rules and may lead to disciplinary action, including termination. If a significant number of Representatives in a location do not attend a meeting during a year, the Supervising Principal may be subject to disciplinary action, including termination.

Registered Representative Responsibilities

•	Attending a Firm compliance meeting no less than annually.
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Supervisory Procedures

Responsibility	• Supervising Principal • Vigilant’s CCO or designee
Resources	• List of Registered Principals and Representatives that are required to participate in the annual compliance meeting • Annual Compliance Meeting Material
Frequency	• Annually
Action

•         Supervising Principal

o    Ensure that all Representatives under his or her supervision attend an annual compliance meeting and complete all relevant documents.

•         Vigilant’s CCO or designee

o    Determine appropriate content to include in meeting materials (Regulatory Developments or hot topics, New Policies, Business Developments).

o    Conduct annual compliance meeting.

o    Take attendance.

Record	• Annual Compliance Meeting Material • Attendance Record

E.	Continuing Education Program

Firm Policy

Representatives are required to participate in FINRA’s Continuing Education Program (“CEP”), which consists of a Regulatory Element and a Firm Element.

Regulatory Element

Representatives must complete a computer-based training session administered by FINRA on the second anniversary of his or her initial securities registration and every three years thereafter. Representatives will receive an e-mail memorandum advising the Representative of his or her requirement to participate in the Regulatory Element.

Vigilant’s Compliance Department receives email notification from FINRA’s internet based Central Registration Depository (“WebCRD”) weekly to determine those Representatives who are approaching an anniversary date based upon his or her initial FINRA registration.

Representatives will have 120 days to complete his or her Regulatory Element. Representatives that fail to complete the Regulatory Element within their 120-day window period will be placed on inactive status and will be prohibited from engaging in any activities or functioning in any capacity requiring FINRA registration. During the inactive period, the Representative cannot earn any compensation related to such activities. Additionally, any Representative that does not complete his or her Regulatory Element training during the prescribed window may be terminated by Vigilant.

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If a Representative has not completed the Regulatory Element within 60 days of his or her window expiration date, an e-mail will be sent to the Representative and the Representative’s Supervising Principal. If the Representative has not completed the Regulatory Element within 30 days of the window expiration date, Vigilant’s Compliance Department will check the WebCRD to determine if the Representative has scheduled an appointment. If an appointment has not been scheduled, an e-mail will be sent to the Representative and Representative’s Supervising Principal. Additionally, the Firm may follow up directly with the Representative and/or the Representative’s Supervising Principal emphasizing possible Representative sanctions for non- compliance with the Regulatory Element.

Representatives are encouraged to schedule his or her CE promptly upon notification of the requirement from Vigilant’s Compliance Department.

Supervisory Procedures

Responsibility	• Supervising Principal • Vigilant’s CCO or designee
Resources	• FINRA WebCRD system notifications • FINRA WebCRD system reports
Frequency	• Representative’s second anniversary of obtaining securities licenses and every three years thereafter
Action

•         Supervisory Principal

o    Ensure Representative completes CE training.

o    Ensure Representative does not engage in activities requiring licensing if fails to complete requirement.

•         Vigilant’s CCO or designee

o    Send initial and follow up notifications of CE window to Representative.

o    Track completion of regulatory requirement.

o    Send memorandum restricting Representative activities if fail to complete requirement.

Record	• FINRA WebCRD • Representative Memorandum

Firm Element

Pursuant to the continuing education requirements, the Firm will review its training needs annually and establish a written training program as the basis for its Firm Element. The training program will cover all registered persons and his or her Supervising Principals. The annual training program will include a needs analysis, written training plan, a description of the training material and media utilized. Vigilant’s CCO will be responsible for the design and implementation of the annual training program which will be based on specified core components, which may include, (i) products and services,

(ii) general investment features and associated risks, (iii) communications with the public and/or (iv) applicable regulatory requirements.

Representatives are notified by e-mail of his or her requirement to participate in the Firm Element and are given a prescribed period during which this training must be completed.

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Representatives who fail to complete the online training within the prescribed period may be subject to possible disciplinary action and/or termination of his or her FINRA registration(s).

If a Representative is unable to complete the Firm Element within the specified due date because of extenuating circumstances, Vigilant’s Compliance Department may grant an extension of time to complete the training. In order to be granted an extension, the Representative must notify his or her Supervising Principal and Vigilant’s Compliance Department of the circumstances involved for not completing the Firm Element. If the request is approved, Vigilant’s Compliance Department will provide consent to the Representative and his or her Supervising Principal for an extension of time to complete the training.

Registered Representative Responsibilities

•	Participating in the Firm Element on an annual basis.

Supervisory Procedures

Responsibility	• Supervising Principal • Vigilant’s CCO or designee
Resources	• Information regarding firm products, services, training needs • Guidance from regulators • Current regulatory concerns • Disciplinary actions
Frequency

•         Annually

•         Supervising Principal

o    Ensure all Representatives under his or her supervision complete all relevant training.

•         Vigilant’s CCO or designee

o    Develop needs analysis; training plans; and training modules.

o    Identify individuals who are subject to the requirement.

o    Identify Representatives who do not complete the Firm Element.

o    Monitor completion of requirements.

Record	• Training Completion Reports • Training Modules
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V.	REPRESENTATIVE’S REGULATORY REQUIREMENTS
A.	Suitability

Firm Policy

FINRA Rule 2111, the “Suitability Rule”, applies to a Representative’s recommendation of a security to a “customer.” Guidance provided by FINRA has stated that for purposes of Rule 2111 a customer is “anyone who is not a ‘broker-dealer’” and would include (1) an individual or entity with whom a broker-dealer has even an informal business relationship related to brokerage services and (2) a potential investor. The Firm has no customers, does not trade or sell any products and does not open or maintain any customer accounts. The Firm’s suitability policy is accordingly limited in scope and drafted specifically to address the Firm’s activities. To the extent a Representative recommends a particular fund to a particular potential investor and the recommendation is intended to result in an investment in the fund, the Firm has adopted the procedures outlined in this policy.

Representatives may make a recommendation that is intended to result in an investment in a specific fund:

•	to an identified institution;
•	to an identified non-institutional potential investor; or
•	to an investment adviser representative (“IAR”) or other agent (other than a broker- dealer) on behalf of a specific investor (in this scenario, the IAR or other agent, would be the Offeree).

The term “Offeree” refers to potential investors to which a Representative makes a specific fund recommendation that is intended to result in an investment in the fund.

Before a Representative may make a recommendation to any Offeree, the Representative must have a reasonable basis to believe that a recommendation is suitable for the Offeree based upon the Offeree’s financial situation and needs.

Whenever the Representative seeks to make a recommendation to an Offeree, an Institutional Offeree Form or Non-Institutional Offeree the Suitability Assessment Form must be completed. The applicable Form must be completed prior to making a recommendation. If a Fund sponsor wishes to use its own form or system for recording the required information, then the Representative and Supervising Principal must ensure that such alternative method has been pre-approved in writing by Vigilant’s Compliance Department and that the information that the Firm requires is completed and documented. The Forms are available from Vigilant’s Compliance Department.

The Forms do not need to be completed to the extent the Representative is presenting only non-Fund specific information such as the adviser’s process for money management, including but not limited to, the adviser’s investment portfolio methodology and economic outlook.

The Forms do not apply to the Representative’s activities where no recommendation is made that is intended to result in an investment, including, for example, discussions

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about funds with:

•	a non-broker-dealer financial intermediary firm reviewing the fund(s) for inclusion on its platform or as an investment option for its clients (e.g., speaking with an RIA to include a fund on its fund platform or as an investment option for its clients; speaking with a retirement plan record keeper to include a fund as an available fund option);
•	an IAR, for the purposes of education about a product when there is no specific investor on whose behalf the IAR is making an investment decision;
•	a consultant working for undisclosed entities;
•	invited guests of an IAR at an educational seminar or luncheon; or
•	conference attendees that are given general information (which would include approved marketing or offering materials) about a fund.

Regulation Best Interest (15I-1) imposes additional regulatory obligations on Representatives when engaging with Retail Customers. For these purposes, a “retail customer” is defined as a natural person, or the legal representative of such natural person, who:

•	receives a recommendation of any securities transaction or investment strategy involving securities from a broker, dealer or a natural person who is an associated person of a broker or dealer; and
•	uses the recommendation primarily for personal, family, or household purposes.

Vigilant must, when making a solicited recommendation to retail customers, act in the retail customer’s best interest and cannot place its own interests ahead of the customer’s interests (hereinafter, the “General Obligation”). It should be noted that self-directed or otherwise unsolicited transactions by a retail customer are not subject to the General Obligation.

The General Obligation is satisfied only if the broker-dealer complies with four specified component obligations. The obligations are:

•	providing certain prescribed disclosure before or at the time of the recommendation, about the recommendation and the relationship between the retail customer and the broker-dealer (“Disclosure Obligation”);
•	exercising reasonable diligence, care, and skill in making the recommendation (“Care Obligation”);
•	establishing, maintaining, and enforcing policies and procedures reasonably designed to address conflicts of interest (“Conflict of Interest Obligation”), and
•	establishing, maintaining, and enforcing policies and procedures reasonably designed to achieve compliance with Regulation Best Interest (“Compliance Obligation”).

Recommendations to an Institutional Offeree

“Institutional Offeree” means a potential investor that satisfies the definition of “Institution” as identified below:

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•	a bank, savings and loan association, insurance company or registered investment company;
•	an investment adviser registered either with the SEC under Section 203 of the Investment Advisers Act or with a state securities commission (or any agency or office performing like functions); or
•	any other person (whether natural person, corporation, partnership, trust or otherwise) with total assets of at least $50 million (whether such assets are invested for such person’s own account or under management for the account of others).

There are two factors to consider for each recommendation to an Institutional Offeree:

1.	The Representative must have a reasonable basis to believe that the Institutional Offeree is capable of evaluating investment risks independently, both in general and with regard to all recommended securities.

Relevant considerations could include:

a.	the use of one or more consultants, investment advisers or bank trust departments;
b.	the general level of experience of the Institutional Offeree in financial markets and specific experience with the type of instruments under consideration;
c.	the Institutional Offeree's ability to understand the economic features of the security involved;
d.	the Institutional Offeree's ability to independently evaluate how market developments would affect the security; and
e.	the complexity of the security or securities involved.

AND

2.	The Institutional Offeree must affirmatively indicate that it is exercising independent judgment in evaluating the recommendations of any Representative. This affirmation must be documented by the Representative on the Institutional Offeree Form to evidence the Institutional Offeree’s affirmative indication or documented in a format that is approved by Vigilant in writing. This affirmation will apply to all future discussions with that Institutional Offeree.

In general, when there is an indication that the Institutional Offeree is not capable of analyzing, or does not intend to exercise independent judgment regarding a Representative’s recommendations, the Representative will have to be more specific in his or her approach to ensure compliance with the affirmation requirement.

Recommendations to a Non-Institutional Offeree

“Non-Institutional Offeree” means a potential investor that is not an “Institution”. In order for a Representative to make a specific fund recommendation to a Non-Institutional Offeree, the Non-Institutional Offeree must provide sufficient information for the

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Representative to understand such Non-Institutional Offeree’s needs, objectives, and tolerance for risk. In order for the Representative to meet his or her obligation, the Representative must obtain enough information about the Non-Institutional Offeree to have a reasonable basis to believe that the recommendation is suitable and document such information on the Non-Institutional Offeree Suitability Assessment Form.

Registered Representatives who are not authorized to communicate with retail customers, may not solicit Non-Institutional Offerees to make transactions, but may perform the following activities relating to Non-Institutional Offerees:

•	Accept indications of interest
•	Provide information about a particular fund, at the request of the Non-Institutional Offeree, including Fund Factsheets or other pitch material
•	Facilitate in-person or telephonic meetings between Non-Institutional Offeree and relevant Fund personnel including a Portfolio Manager, or salesperson at a particular issuer.

Registered Representative Responsibilities

•	Completing and signing the applicable Form;
•	Sending completed and signed Form to the Supervising Principal; and
•	Completing the Non-Institutional Offeree Suitability Assessment Form each time a recommendation is made, even if the Representative has previously completed a form for such Offeree on another occasion.

Supervisory Procedures

Responsibility	• Supervising Principal • Vigilant’s CCO or designee
Resources	• Institutional Offeree or Non-Institutional Offeree Suitability Assessment Form • Periodic Representative Questionnaire • Annual Compliance Meeting Material
Frequency	• As necessary (Form completion) • Annually (Office Inspection)
Action

•         Supervising Principal

o    Review and execute the Forms.

o    Maintain the Forms.

•         Vigilant’s CCO or designee

o    Conduct office inspection.

o    Review completion of Representative Questionnaire.

o    Conduct annual compliance meeting.

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Record	• Institutional Offeree and Non-Institutional Offeree Suitability Assessment Forms • Annual Compliance Meeting Material • Periodic Representative Questionnaire • Office Inspection Report

B.	Outside Business

Activities Firm Policy

FINRA Rule 3270 requires Representatives to provide prior written notice to the Firm of all outside business activities (“OBAs”), and receive prior written approval from the Supervising Principal and Vigilant’s CCO or designee prior to engaging in the activity, directly or indirectly. OBAs may need to be disclosed on a Representatives Form U4.

Initial Outside Business Activity Forms are completed manually and submitted to Vigilant’s Compliance Department. After registration is complete, any additional Outside Business Activity notification is submitted through a designated electronic compliance portal.

Representatives are not permitted to participate in an OBA that would interfere with or otherwise compromise his or her responsibility to Vigilant or participate in an OBA that may be viewed as part of Vigilant’s business based upon, among other factors, the nature of the proposed activity and the manner in which it will be offered. No OBA will be allowed unless approved by the Supervising Principal and Vigilant’s CCO or designee.

Certain OBAs may be deemed a conflict and may be disapproved, which precludes a Representative from participation, directly or indirectly. Certain OBA’s that need express authorization from the Firm’s President are: (1) acting as a trustee, power of attorney or guardian for a non-family member; (2) operating or associating with an investment advisor that is not a client of the Firm; (3) acting as a sole signatory for a non-affiliated entity such as a charitable organization; or (4) other activities identified by the Firm.

Any failure to provide prior written notice and obtain prior written approval before engaging in an OBA may subject a Representative to discipline, including termination of his or her registration from the Firm.

Registered Representative Responsibilities

•	Disclosing any OBA initially upon registration, on a form provided by Vigilant’s Compliance Department and receiving written approval prior to engagement;
•	Submitting an OBA Form via a designated electronic compliance portal after registration to the Supervising Principal and Vigilant’s Compliance Department and receiving written approval prior to engagement;
•	Submitting an OBA Form via a designated electronic compliance portal in the event that an existing activity ceases or changes;
•	Notifying the Supervising Principal and Vigilant’s Compliance Department via a designated electronic compliance portal as soon as he or she wishes to become
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involved in, change the nature of, or discontinue an OBA; and

•	Abiding by all disapprovals, revocations or conditional approvals.

OBAs may include, but are not limited to:

•	Employment with the primary employer if such employer is not an affiliated Vigilant entity as well as relationships to firms affiliated with the employer;
•	Ownership of privately held for-profit businesses;
•	Serve as an employee, independent contractor, sole proprietor, officer, director, trustee, or partner of another entity;
•	Serve as an officer, director, or employee of non-investment-related activities that are exclusively charitable, civic, religious or fraternal or otherwise recognized as tax- exempt; or
•	Other situations where compensation is or may be received outside the scope of the relationship with the Firm.

Supervisory Procedures

Responsibility	• Supervising Principal • Vigilant’s CCO or designee
Resources	• Outside Business Activity Form • Periodic Representative Questionnaire • Other potential indicators such as incoming or outgoing correspondence • Annual Compliance Meeting Material
Frequency	• Initially and ongoing (Form completion) • Annually (Office Inspection and Annual Compliance Meeting)
Action

•         Supervising Principal

o    Question employee regarding potential unapproved OBAs referenced in correspondence or other indicators of OBA.

o    Approving OBA requests.

o    Ensure compliance with imposed restrictions, if applicable.

•         Vigilant’s CCO or designee

o    Review requests for any potential conflict with Vigilant’s business.

o    Notify Representative of approval/disapproval and any restrictions.

o    If applicable, disclose on Form U-4.

o    Determine if OBA is a private securities transaction.

o    Review completion of Representative Questionnaire.

o    Conduct annual compliance meeting.

o    Conduct office inspection.

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Record	• Outside Business Activity Form • Annual Compliance Meeting Material • Periodic Representative Questionnaire • Office Inspection Report

C.	Private Securities Transactions (“Selling Away”) Firm Policy

Pursuant to FINRA Conduct Rule 3040, no Representative may engage in a private securities transaction, i.e., any securities transaction outside the regular scope of permitted activities effected away from the Firm, unless (i) prior written notice is given to your Supervising Principal and Vigilant’s CCO and (ii) prior written approval is granted by the Supervising Principal and from Vigilant’s CCO. If Vigilant disapproves of the transaction, the Representative may not participate in any manner, directly or indirectly. The Private Securities Transactions Disclosure Form is available through Vigilant’s Compliance Department.

Generally, a Representative will be considered to be engaged in activities related to a securities transaction that requires prior notification to Vigilant if he or she participates in or directs the execution of any securities transactions whether or not he or she has recommended the transaction. Acting as a portfolio manager for a client sponsor is not considered to be conducting activities under Rule 3040 but these activities are subject to supervision. Portfolio managers must disclose these activities to the Firm. Private securities transactions may also include, but are not limited to, indexed annuities; selling any insurance product or other investment opportunity, including promissory notes; certain types of real estate investments; condominium vacation rental schemes; or raising money or participating in the raising of money for a company, individual or venture. A passive investment could be considered a securities transaction when the Representative’s investment becomes a controlling interest or results in the Representative otherwise becoming involved in the operation of the entity.

A Representative and Supervising Principal must have the appropriate securities qualification to engage in or supervise a private securities transaction. Vigilant’s Compliance Department will determine the appropriate registration based on the Representative’s proposed activities.

All private securities transactions need to be submitted to Vigilant for consideration prior to engaging in such activity. The Representative must receive prior written approval of the activity from the Supervising Principal and from Vigilant’s CCO. Vigilant’s CCO will notify the Representative of any additional requirements. For example, if compensation is received or expected to be received, Vigilant may request additional documentation. Compensation is defined broadly and shall mean any compensation paid directly or indirectly from whatever source in connection with or as a result of the purchase or sale of a security, including, though not limited to, commissions; finder’s fees; securities or rights to acquire securities; rights of participation in profits, tax benefits, or dissolution proceeds, as a general partner or otherwise; or expense reimbursements.

If a Representative’s role changes from passive to active, the Firm requires prior written notice to, and prior written approval by, the Supervising Principal and Vigilant’s CCO before the Representative may engage further in the activity.

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If the Representative’s request to participate in private securities transactions is disapproved, the Representative shall not participate in the transactions in any manner, directly or indirectly. In the event the Representative receives approval of the transaction, Vigilant will assess the activity on a case by case basis which may include the development of a supervisory plan with the appropriate Supervising Principal.

Determining whether something is a private securities transaction can be very complicated. Representatives must seek approval from Vigilant’s Compliance Department prior to engaging in any transaction. Representatives should be aware that:

•	Neither a Representative nor his or her supervisor should make a final decision on what does or does not constitute a security or investment business activity;
•	Representatives should not rely solely on letters from outside counsel as to what is (or is not) a security or investment business activity; and
•	The determination of whether something is a security may vary between the various states, and between state and federal law.

Registered Representative Responsibilities

•	Providing prior written notice if he or she wishes to engage in potential 3040 activity through the Private Securities Transactions Disclosure Form;
•	Receiving prior written approval of the 3040 activity prior to engaging in such activity; and
•	Adhering to all conditions and requirements as described above.

Supervision of Private Securities Transactions for Compensation

Vigilant will assess the activity on a case by case basis which may include the development of a supervisory plan with the appropriate Supervising Principal.

The firm may consider the following with respect to the Representative and the transaction(s):

•	Type of transaction;
•	Duration of arrangement;
•	Frequency; and
•	Type of compensation.

The Firm maintains the following books and records with respect to each approved arrangement:

•	A written notification from the Representative;
•	A written authorization by the Firm with conditions, if appropriate;
•	Other documents as appropriate to supervise the transaction.

Supervisory Procedures

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Responsibility	• Supervising Principal • Vigilant’s CCO or designee
Resources	• Private Securities Transaction Disclosure Form • Periodic Representative Questionnaire • Other potential indicators such as incoming/outgoing correspondence • Annual Compliance Meeting Material
Frequency	• Initially and ongoing (Form completion) • Annually (Office Inspections)
Action

•         Supervising Principal

o    Notify Vigilant’s Compliance Department of any private securities transaction that may not have been reported by a Representative.

o    Approve or disprove in writing any private securities transaction requests.

o    Ensure that the supervisory plan is executed.

•         Vigilant’s CCO or designee

o    Review written notifications for any potential conflict.

o    Approve or disapprove in writing any private securities transaction requests.

o    If request is approved, work with the supervising principal to create an appropriate supervisory plan, if required.

o    Conduct annual compliance meeting.

o    Conduct office inspection.

o    Review completion of Representative Questionnaire.

Record	• Private Securities Transactions Disclosure Form • Annual Compliance Meeting Material • Office Inspection Report • Periodic Representative Questionnaire

D.	Personal Brokerage Accounts and Securities Investments

Firm Policy

Reporting Brokerage Accounts and Securities Investments. Prior to opening an account, all Representatives must provide written notice to Vigilant’s Compliance Department concerning any personal brokerage accounts and securities investments in which they have direct or indirect beneficial ownership or discretionary authority, and which are maintained at a domestic or foreign broker-dealer, investment advisor, bank, or other financial institution or are held privately or directly. In addition to notifying Vigilant of all existing or new personal brokerage accounts and securities investments,

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Representatives must alert the executing firm of their registration with Vigilant.

The following types of accounts and investments must be reported via the Personal Securities Disclosure Form to Vigilant:

•	All brokerage accounts and securities investments registered in the Representative’s name;
•	All brokerage accounts and securities investments registered in the name of a spouse or dependent child living in the same household as the Representative; and
•	All brokerage accounts and securities investments for which the Representative has discretionary authority or control.

All brokerage accounts must be reported even if they only currently hold mutual funds, unit investment trusts, and variable contracts. 529 Plans, as municipal securities, are reportable to Vigilant. A 401(k) plan is reportable if it contains individual investments other than pooled investment companies. Private placements and other personal securities investments are reportable to Vigilant. Any pooled investment company held directly with a fund (i.e., not held in a brokerage account) is not reportable to Vigilant.

The Personal Securities Disclosure Form is available through Vigilant’s Compliance Department or a designated electronic compliance portal.

Risk-based Review of Personal Securities Transactions. The purpose for review of personal securities transactions is to assess whether a transaction in an outside brokerage account is adverse to a financial interest of the Firm. Because Vigilant does not carry investor accounts, does not accept any investor monies for investment, and does not engage in (i) introducing or clearing activities, (ii) the solicitation of equity trades, (iii) research or market-making, (iv) investment advisory activities or (v) investment banking relating to the offering of public company interests, the Firm’s policy with regard to Representative’s personal securities accounts and investments is accordingly limited in scope. As a limited purpose broker-dealer, the Firm would not have a basis on which to evaluate the legitimacy of personal trading activity. Therefore, while all Representatives must report securities accounts or investments to Vigilant

Through the Personal Securities Disclosure Form, they are not required to forward duplicate statements to the Firm unless a Representative is requested to do so.

If facts and circumstances warrant, the Firm may conduct an internal investigation to determine whether a violation of securities laws or rules has occurred and will file with FINRA appropriate reports, if applicable.

Registered Representative Responsibilities

•	Providing written notice of accounts and investments on the Personal Securities Disclosure Form prior to registration;
•	Providing prior written notice of new accounts and investments and changes to such accounts and investments previously reported to the Firm, including closing or revisions to the account registration or account number;
•	Alerting the executing firm that he or she is a Representative with Vigilant; and
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•	Forwarding duplicate statements to Vigilant’s Compliance Department if requested to do so by the Firm.

Supervisory Procedures

Responsibility	• Vigilant’s CCO or designee
Resources	• Annual Compliance Meeting Material • Personal Securities Disclosure Form • Periodic Representative Questionnaire • Office Inspection
Frequency	• Initial (Form completion) • Periodic affirmation (Questionnaire) • Annually (Office Inspection)
Action

•         Vigilant’s CCO or designee

o    Respond to requests from executing broker-dealers with respect to the delivery of duplicate statements.

o    Conduct office inspections.

o    Review completion of Personal Securities Disclosure Form.

o    Review completion of Representative Questionnaire.

o    Conduct annual compliance meeting.

o    Request statements from Representative, if applicable.

Record	• Periodic Representative Questionnaire • Personal Securities Disclosure Form • Annual Compliance Meeting Material • Office Inspection Report • Requests for statements from executing broker-dealer

E.	Insider Trading

Rules and Regulations

The Insider Trading and Securities Fraud Enforcement Act of 1988 requires that every Broker/Dealer establish, enforce and update procedures which will detect and prevent the abuses in the securities industry commonly called “insider trading”. Procedures should be implemented to control the flow of material non-public information and the distribution of that information. This may include the implementation of a “Information Barrier”, the development of a “Restricted List” and/or a “Watch List”.

Material Information is information that an investor would most likely consider important in making their investment decision or information that is reasonably certain

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to have a substantial effect on the price of a company’s securities, regardless of whether the information is related directly to their business.

Non-Public Information is information that has not been communicated with the public.

Information Barrier – Procedures put in place to separate various departments of a firm in order to restrict the dissemination of material, non-public information. These procedures are especially important in firms that conduct investment banking business since that segment of the broker/dealer often has information regarding mergers & acquisitions, new issues, etc. This information should be kept segregated from the sales and trading side of a firm, until it becomes public information.

Restricted List - A Restricted List is a list of securities in which non-public information is known, or may become known, about the security by a principal, registered representative, director or officer of the broker/dealer. Once on the Restricted List, no one may recommend the purchase or sale of any of the securities on the list and there should be no discussions with customers regarding these securities. Restricted Lists must include:

•	Date the security was added to and/or deleted from the list
•	Name of contact person(s) responsible for the addition or deletion

The Firm will maintain a Restricted List, if needed, consisting of a current list of securities in which proprietary, employee or certain solicited customer transactions are prohibited. A security will be placed on the Restricted List if it becomes known to the Designated Principal that any employee of the broker/dealer is in possession of material, non-public information. A security will be deleted from the Restricted List when the Designated Principal knows that the information has been released to the public. It is then no longer necessary to restrict the trading of that security. Each time a security is added to or deleted from the Restricted List, a new list will be distributed to all employees and associated persons with the Firm.

Watch List – A Watch List is a list of securities that do not carry any trading restrictions. However, trading should be closely monitored by the principals of a firm. Watch Lists must include:

•	Date the security was added to and/or deleted from the list.
•	Name of contact person(s) responsible for the addition or deletion

A security will be placed on the Watch List if there is a known relationship between any employee of the broker/dealer and any issuer of the management of any issuer, which relationship is outside of the employee’s employment with the Firm. All employees of the Firm are required to report to the Designated Principal any such relationships.

Trading is not prohibited, but each trade is subject to additional review. The Watch List review (evidenced by Designated Principal’s initials) will consider the timing and the nature of the transaction in relation to the employee’s normal trading patterns.

Supervisory Procedures

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Responsibility	• Vigilant’s CCO or designee
Resources

•         The accounts of employees and any proprietary accounts of the Firm must be reviewed for insider trading activities. The Firm will note, on an internal record, those accounts of known insiders.

•         Restricted Lists and Watch Lists will be maintained when necessary.

Frequency	• Transactions in employee and proprietary accounts will be reviewed for insider trading on a trade-by-trade basis.
Action

•         The Designated Principal should closely supervise those accounts of employees or family members which are known to be Senior Officers or Directors of any publicly traded company or are owned by individuals who control more than 10% of any publicly traded company.

•         The Designated Principal will also review duplicate confirmations and statements of all employees that have outside brokerage accounts in order to detect misuse of material non-public information away from the Firm.

Record

•         The “Insider Trading Acknowledgement” statement is signed initially upon hire and thereafter, on an annual basis at the Annual Compliance Meeting.

•         Evidence of the review of an employee’s account is made on the employee account statement.

•         Evidence of review of Watch Lists and Restricted Lists is made on the actual list.

•         Evidence of review of employee’s outside brokerage accounts is made on the duplicate confirms and statements.

•         Records are maintained at the Home Office.

•         Investigations: If the Designated Principal determines that it is necessary to investigate possible insider trading on a trade/transaction involving any employee or associated person of the Firm, the investigation must include the 1) name of the security, (2) the date of the activity, (3) the account number and (4) the result of the investigation. All records of investigation must be maintained for a period of 3 years.

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Information Barrier Procedures

The Firm generally will not have access to or obtain material or documents that are material non-public information that would need a controlled information flow. In the event it was ever determined that the Firm had access to such information, the Designated Principal would ensure that a “Information Barrier” would be put in place to prevent the dissemination of confidential information to individuals within or outside the Firm unless necessary. Furthermore, the Designated Principal would ascertain that insider information is communicated only to other employees on a “need-to-know” basis. “Need-to-know” condition exists when that employee can only be effective in the performance of his/her employment with the Firm. Should an employee be required to "cross the barrier" to derive the necessary information in the conduct of his/her normal course of business, the Designated Principal must be notified. It is the Designated Principal’s responsibility that proper documentation is in order. The documentation should contain the following:

•	Name of the employee allowed to “cross the barrier”;
•	Department (if applicable) to which the employee belongs;
•	Actual date of deriving the information;
•	Name of the issuer;
•	Name of the person who requested that the wall be crossed.

NOTE: Any employee who obtains inside information is required to discuss the situation with the Chief Compliance Officer who will counsel the employee to share this information solely on a “need-to-know” basis. At that time, a restricted list will be created and maintained by the Chief Compliance Officer

F.	Compensation Firm Policy

FINRA limits the use of cash and non-cash compensation as it relates to the sale and distribution of direct participation programs, variable insurance contracts, investment company securities, and other securities, to avoid unduly influencing broker-dealers to unfairly favor certain funds over others.

A Representative’s employer may want to provide cash or non-cash compensation within the financial intermediary community to promote their funds. Any compensation arrangement shall be paid to the broker-dealer firm, not to any individual representative. In doing so, Representatives of Vigilant may participate as described in the following policies and procedures. Questions with regard to items not addressed below should be addressed to Vigilant’s Compliance Department. The Representative’s employer may also have policies and procedures addressing these issues.

Cash

Representatives can only accept transaction-based compensation from Vigilant.

Securities

Rule 2830 states that no member or person associated with a member shall accept any compensation from an offeror, which includes the investment advisor, in the form of

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securities of any kind.

Representatives are not permitted to receive compensation from an offeror in the form of securities of any kind, unless permitted pursuant to FINRA guidance, and in writing by Vigilant’s Compliance Department.

Sales Contests or Incentives

All sales contests or incentive programs must be reviewed by Vigilant’s Chief Compliance Officer or designee prior to implementation to ensure appropriate offering document disclosure and conformity with FINRA guidelines regarding cash and non- cash compensation.

FINRA also prohibits internal sales contests in connection with the marketing of variable insurance contracts or investment company securities unless they meet certain criteria, including that such contests are based on principles of total production and equal weighting. FINRA views any sales contest that favors one security or one type of security as having the potential to create an incentive to engage in sales conduct unrelated to the best interests of investors.

Representative Responsibilities

•	Notify the Supervising Principal of any sales contests in which they wish to participate.

For Representatives whose Supervising Principal is the President of the Firm, the President must document review and approval.

Supervising Principal Responsibilities

•	Sales contests may be permitted based on total production of all securities, provided the following procedures are followed:
o	Maintain records of the contest description, including the criteria for awarding prizes;
o	Maintain the names of the associated persons who participate in the contest.
o	Document review by initialing and dating the Sales Contest Pre-Approval Form in advance of any Sales Contest; and
o	Obtain Vigilant’s CCO pre-approval on the Sales Contest Pre-Approval Form.

Non-Cash Compensation

Representatives are prohibited from engaging in any non-cash compensation arrangement in connection with the marketing of investment company securities or direct participation programs, except as noted below. The non-cash compensation rules apply to Representatives of a broker-dealer if they offer or receive, directly or indirectly, such compensation in connection with the sale and distribution of direct participation programs, variable insurance contracts, investment company securities, and other securities.

Webinars and sponsorships are not considered non-cash compensation arrangements but rather training or marketing activities.

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•	Sponsorships are Fund or Sponsor/Third Party Marketer marketing activities that enable the Sponsor and/or the Fund to have their name listed on a banner or in a program, for example. The Fund and/or the Fund’s Sponsor/Third-Party Marketer typically pay for these marketing activities and should not provide non- cash compensation to any member or person associated with a member in connection with a Sponsorship.
•	Webinars are designed for training purposes and should not include any non- cash compensation in the form of travel, lodging and meals provided to registered persons.
•	If any non-cash compensation is provided in connection with a Sponsorship or Webinar, such compensation is subject to the policy and procedures provided in this section.

The following are the only non-cash compensation arrangements permitted:

1.	Gifts. Gifts may be provided, so long as they are reasonable and not so frequent or extravagant as to raise any question of impropriety. Gifts cannot exceed $100 per person per calendar year and may not be preconditioned on achievement of a sales target or other incentives. Receiving cash gifts, checks, gift certificates and gift cards that are either convertible into cash or not directly associated with a retailer are prohibited. Gifts of de minimis value (e.g. pens, notepads or modest desk ornaments) or promotional items of nominal value that display the firm’s logo (e.g., umbrellas, tote bags or shirts) are not subject to the $100 per person annual gift limit and are not subject to reporting under this policy as long as its value is substantially below the

$100 limit. In addition, giving or receiving nominal or promotional items in bulk can be considered a gift and would be subject to the $100 limit and it must be reported pursuant to this policy. Business Development and Educational Items, such as software packages containing fund data for broker-dealer use, may not be subject to the $100 limit but must be associated with activities related to the products and cannot be preconditioned on the achievement of a sales target.

Representatives must notify a Supervising Principal of any gifts received or given. The Supervising Principal will maintain a Gift Log. Gifts that exceed the $100 threshold during a calendar year must be reported and returned to the individual from whom the gift was received and noted accordingly on the gift log. If gifts are tracked by the Representative’s employer in a different format, it must contain at a minimum all information as noted below:

a.	Date Given/ Received
b.	Name of Person and Firm Name Giving Gift
c.	Name of Recipient and Firm Name Description of Gift
d.	Value or Cost of Gift
e.	Back-Up Documentation to Corroborate Value of Gift (receipts, invoices, credit card statements)
f.	Supervising Principal Confirmation that Gift Does Not Exceed
g.	$100 Per Representative Per Calendar Year
h.	Supervising Principal Confirmation that the Gift is not Preconditioned on Achievement of a Sales Target Initials of Supervising Principal and
i.	Date of Review

Personal gifts that representatives give or receive (e.g., wedding gifts, congratulatory

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gifts for the birth of a child or holiday gifts) must be reported on the Gift Log unless there is a pre-existing family or personal relationship between the person giving the gift and the recipient. Therefore, all personal gifts that are reimbursed or expensed must be reported on the gift log.

Representative Responsibilities

a.	The following information shall be recorded on the Gift Log and reported to the Supervising Principal with respect to all gifts received and given:

(i)	Name of person giving gift (and firm name);
(ii)	Name of recipient (and firm name);
(iii)	Date gift given or received;
(iv)	Description of gift;
(v)	Value of gift (value of ALL gifts received from any one representatives cannot exceed $100 per Representative per calendar year; value of all gifts given to any one representative cannot exceed $100 per Representative per calendar year); and
(vi)	Back-up documentation to corroborate value of gift (receipts, invoices, credit card statements, sales records, or other research if gift was received).

b.	For Representatives whose Supervising Principal is the President of the Firm, the President must document review and approval.

Supervising Principal Responsibilities

a.	Ensuring that the gift log has been completed with all information;
b.	Ensuring that gifts given or received by a registered person do not exceed the
c.	$100 limit per rep per calendar year;
d.	Ensuring that the gift is not preconditioned on achievement of a sales target;
e.	Documenting review by initialing and dating the gift log for each gift given or received, to ensure that the $100 limit is not exceeded;
f.	Reviewing the gift log monthly, at a minimum, if no gifts were given or received, please document as “None”;
g.	Documenting any findings and escalating to Vigilant’s Compliance Department; and
h.	Providing the gift log with evidence of review and approval by the Supervising Principal to the Vigilant’s Compliance Department quarterly or more frequently if requested.

2.	Entertainment. Representatives may provide or receive an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment that is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sale target or other incentives. Representatives of a hosting firm must be present at the entertainment event. If a hosting representative is not present, then it is a gift to the recipient and subject to the $100 limit. Representatives cannot reimburse attendees or his or her guests for transportation, parking and lodging expenses in connection with the entertainment, and representatives cannot reimburse attendees for office parties or for personal celebrations. All entertainment provided or received must be reported on the
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Entertainment Log maintained by the Supervising Principal. If entertainment is tracked by the Representative’s employer in a different format, it must contain at a minimum all information as noted below:

a.	Date of Event
b.	Name of FIRM Rep in Attendance
c.	Name of All Reps, Including Firm Name, in Attendance
d.	Number of Other Attendees
e.	Type of Event (Meals, Sporting Event, Theater Tickets, Training or Education Meetings)
f.	Location of the Event
g.	Value of Event Back-up Documentation for each Expense (attendees, receipts, invoices, credit cards statements, sales records etc.)
h.	Who Hosted the Event (Firm, Offeror, etc.) SP
i.	Confirmation that Frequency of Event is Not Excessive and Not Based on Achieving a Sales Target Initials of Supervising Principal and
j.	Date of Review

Representative Responsibilities

a.	Reporting to the Supervising Principal the following information on all entertainment received and given:

(i)	Name of Vigilant Representative in attendance [if not in attendance this would be considered a gift];
(ii)	Name of all representatives, including firm name (and their firms) in attendance;
(iii)	Number of other attendees;
(iv)	Date of event;
(v)	Type of event (e.g., meals, sporting events, theater tickets, training/education meetings, etc.);
(vi)	Location of the event;
(vii)	Value of event;
(viii)	Back-up documentation for each expense (evidence of number of attendees, receipts, invoices, credit card statements, sales records etc.); and
(ix)	Indication on who hosted the event (e.g., Firm, Offeror, etc.).

For Representatives whose Supervising Principal is the President of the Firm, the President must document review and approval.

Representatives are prohibited from the following activities:

•	Reimbursing attendees or their guests for transportation, parking and lodging expenses in connection with the entertainment;
•	Engaging in entertainment that may be so frequent or extravagant that it raises a question of propriety; and
•	Reimbursing attendees for office parties or for personal celebrations.

Supervising Principal Responsibilities

a.	Ensuring that the entertainment log has been completed with all information;
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b.	Ensuring that the frequency of entertainment to a member firm or a registered representative is not excessive;
c.	Reviewing appropriateness of any large expenses;
d.	Ensuring entertainment is not based on achieving a sales target;
e.	Ensuring that the dollar amount of the expense is commensurate with the number of attendees;
f.	Ensuring that the hosting representative was present;
g.	Ensuring that Representatives have receipts for all entertainment events;
h.	Documenting review at least monthly by initialing and dating the entertainment log (if no entertainment during the month, please indicate “None”);
i.	Documenting any violations and escalating to Vigilant‘s Compliance Department; and
j.	Providing the entertainment log with evidence of review and approval by the Supervising Principal to the Firm’s Compliance Department quarterly or more frequently if requested.

3.	Training and Educational Seminars. Any proposed training or education seminar hosted by a Fund’s sponsor or third-party marketer must be pre-approved by Vigilant’s Compliance Department. The Training and Educational Seminar Pre- Approval Form is available through Vigilant’s Compliance Department. The training and educational seminar cannot be preconditioned on the achievement of a sales target or any other incentives, the location must be appropriate to the purpose of the meeting, the payment or reimbursement must not be applied to the expenses of guests and the sponsor may not pay for golf outings, tours or other forms of entertainment while at a meeting for the purpose of training or education.

Representative Responsibilities

a.	Reporting to the Supervising Principal the following information on all training and educational seminars attended and given:

(i)	Completed Vigilant Training and Educational Seminar Pre-Approval Form;
(ii)	Confirmation that attendance at the training and education event is not preconditioned on achievement of a sales target;
(iii)	Confirmation that the location of the event is appropriate to the purpose of the meeting which shall mean an office of the offeror or the member, or a facility located in the vicinity of such office, or a regional location with respect to regional meetings;
(iv)	Value of the event;
(v)	Back up documentation, including but not limited to agenda; invoices/receipts, list of Vigilant’s Representatives attending event, list of attending registered representatives and their employer, approval records from attendees employer;
(vi)	Confirmation that the payment or reimbursement is not applied to the expenses of guests of the associated person; and
(vii)	Confirmation that no payments were made for entertainment (other than meals as part of agenda).

For Representatives whose Supervising Principal is the President of the Firm, the President must document review and approval.

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Supervising Principal Responsibilities

a.	Ensuring that the Training and Educational Seminar Pre-Approval Form has been completed with all information and backup documentation;
b.	Obtaining backup documentation: Agenda; invoices/receipts, list of Vigilant Representatives attending event, list of attending registered representatives and their employer, approval records from attendees employer;
c.	Confirming location of the event is appropriate to the purpose of the meeting which shall mean an office of the offeror or the member, or a facility located in the vicinity of such office, or a regional location with respect to regional meetings;
d.	Ensuring that attendance at the training and education event is not preconditioned on achievement of a sales target;
e.	Confirming the value of the event;
f.	Ensuring that the payment or reimbursement is not applied to the expenses of guests of attending representatives;
g.	Ensuring that there are no payments for entertainment (other than meals as part of agenda);
h.	Documenting review by signing and dating the Training and Educational Seminar Pre-Approval Form in advance of any seminar;
i.	Obtaining Vigilant’s pre-approval on the Training and Educational Seminar Pre-

Approval Form; and

j.	Maintaining the completed Training and Educational Seminar Pre-Approval Form.
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Supervisory Procedures

Responsibility	• Supervising Principal • Vigilant CCO or designee
Resources	• Gift Log • Entertainment Log • Training and Educational Seminar Pre-Approval Form • Sales Contest Pre-Approval Form • Annual Compliance Meeting Material
Frequency

•         Gifts: documenting review by initialing and dating the gift log for each gift given or received to ensure that the

$100 limit is not exceeded; at a minimum, monthly by Supervising Principal and submitted quarterly to Vigilant

•         Entertainment: monthly by Supervising Principal and submitted quarterly to Vigilant

•         Sales Contest: in advance of any contest

•         Training and Educational Seminars: in advance of any seminar

Action

•         Supervising Principal

o    See supervising principal actions enumerated above.

•         Vigilant CCO or Designee

o    Conduct office inspection.

o    Review of completion of Representative Questionnaire.

o    Conduct annual compliance meeting.

o    Review sales contests or incentives prior to implementation.

o    Review Training and Educational Seminar Pre- Approval Form.

Record

•         Periodic Representative Questionnaire

•         Office Inspection Report

•         Gift Log

•         Entertainment Log

•         Training and Educational Seminar Pre-Approval Form

•         Sales Contest Pre-Approval Form

•         Annual Compliance Meeting Material

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G.	Complaints Firm Policy

When a complaint is received with regard any Representative or Vigilant, whether in writing or orally, Vigilant must take prompt action regarding the handling, resolution and reporting, if applicable, of the matter. All complaints should be reported immediately, as described below.

Verbal and written complaints received with regard to a Representative’s activities should be documented and forwarded immediately to the Supervising Principal. The Supervising Principal should immediately forward any verbal and written complaints to the Vigilant CCO for review.

Representatives shall at no time be allowed to independently settle any complaint. Representatives may not make or attempt to make any restitution in any form to any person or entity in order to satisfy a complaint. Representatives must be available for any interview to gain his or her understanding of the situation. Failure to comply with this policy could result in disciplinary action including termination.

Registered Representative Responsibilities

•	Reporting verbal and written complaints received with regard to a Representative’s activities immediately to the Supervising Principal; and
•	Documenting verbal and written complaints received.

Supervisory Policies and Procedures

Responsibility	• Supervising Principal • Vigilant’s CCO or designee
Resources	• Copies of written complaints, memos of oral complaints, and copies of any reports relating thereto, including any written response or summary of resolution
Frequency	• As necessary
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Action

•         Supervising Principal

o    Responsible for escalating any complaint immediately to Vigilant’s Chief Compliance Officer.

o    Maintain copies of any complaints in a file.

•         Vigilant’s CCO or designee

o    Review each complaint and conduct an investigation, if necessary.

o    Determine what record keeping and reporting obligations are triggered by the matter (Form U4 disclosure or Rule 4530 reporting, if applicable).

o    Ensure that Representatives are reminded of his or her obligation to forward complaints to Supervising Principal.

o    Review Complaint File during office inspection.

o    Maintain a complaint file at the main office with all relevant documents.

o    Conduct annual compliance meeting.

Record	• Complaint File • Form U4 disclosure • Rule 4530 filings • Office Inspection Report • Annual Compliance Meeting Material

H.	Misdirected Mail Firm Policy

Vigilant does not accept money for investments. Vigilant is not a clearing firm, transfer agent or custodian and does not record, open, maintain or monitor customer accounts. Investors are instructed by a product sponsor to send checks and wires directly to the transfer agent or the financial institution specified in the offering documents. If an investor misdirects a check, application or account correspondence information to the Firm, although infrequent, it will be redirected to the appropriate transfer agent or financial institution. If the intended recipient is not able to be determined, the mail should be returned to sender. Under no circumstances may a misdirected check and/or application be maintained overnight. Representatives cannot request investment checks be sent to them.

Registered Representative Responsibility

•	Forwarding a misdirected check and/or application to your Supervising Principal the same day received.

Supervisory Procedures

Responsibility	• Supervising Principal • Vigilant’s CCO or designee
Resources	• Misdirected Check Log
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Frequency	• As necessary
Action

•         Supervising Principal

o    Responsible for forwarding any misdirected check and/or application to the transfer agent or financial institution via overnight mail.

o    The misdirected check and/or application must be documented on the Misdirected Check Log.

•         Vigilant’s CCO or designee

o    Conduct office inspection.

Record	• Misdirected Check Log • Office Inspection Report

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